PROPOSED
                            SELECTED DEALER AGREEMENT

Dear Sirs:

         Subject to the terms and conditions of the Underwriting agreement with ___________________________________________ we have been employed to find purchasers for an aggregate of 500,000 Units: of Common Stock of Callfree Telecom Communications Corp. (the "Company"{ on a best efforts, 200,000 Units or none basis as to the minimum offering, and on a best efforts basis thereafter up to 500,000 Units, as more fully described in and subject to the conditions set forth in the Prospectus contained in the Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Units, which is effective. The public offering price is $6.00 per Unit.

         As underwriters, we are offering to certain selected dealers who are members in good standing of the National Association of Securities Dealers, Inc. ("NASD") (herein collectively called the "Selected Dealers") the right as set forth herein to subscribe to a portion of the Unites at the public offering price of $6.00 per Unit, less a concession as set forth below and on the following terms and conditions; provided, however, that no NASD member may re-allow commissions to any non-member broker-dealer.

         1. Terms and Allotments. We expressly reserve the right to accept or reject in our discretion, either in whole, or in part, and to allot and over-allot. in the case of over-allotment, we agree to accept subscriptions, up to the amount of a Selected Dealer's Allotment, in the order of their receipt by us. If the above described offering is over-allotted, we agree to notify you as soon as practicable if we may not be able to fill orders for the entire number of Units indicated on y our acceptance hereof.

         2. Concessions. Except as may otherwise expressly be agreed, we agree to allow a concession of $______ per Unit on all Units confirmed by us. We reserve the right to modify or change, but not decrease, the foregoing concessions, and shall be under no obligation to allow the same concession to all Selected Dealers. We reserve the right not to pay such concession on Unites purchased by members from us and repurchased by us at or below the public offering price prior to termination of this Agreement.

         Subscribers will be permitted to purchase only whole number of Unites in round loots as the Company will issue no fractional Units.

         3. Delivery and Payment. You will notify us in writing when you have obtained subscriptions to the Unites allotted to you and have received the purchase price therefor. All checks received in payment for the Unites shall be payable to "American Securities Transfer & Trust, Inc. Escrow Agent for Callfree Telecom Communications Corp." You agree and covenant to transmit such subscriptions (if any) without deduction for concessions promptly upon the receipt thereof. (but in any event by noon of the business day following receipt) for deposit to the escrow account of American Securities Transfer & Trust, For the Benefit of Callfree Telecom Communications Corp., where they will be held until paid to the Company on the closing date, hereinafter specified or until returned to the respective subscribers. Each transmittal of funds to the escrow account must be accompanied by a transmittal letter specifying the total amount transmitted and the name, address, tax I.D. number and number of Unites purchased for each subscriber whose funds are being transmitted.

A copy of such letter must be sent to us at ______________________________ In the event that subscriptions for a minimum of 200,000 Units are obtained, you will receive a notice from us to that effect specifying a closing date on which delivery will be made to you of Units purchased by you pursuant hereto against payment therefor at the public offering price. The closing shall be held at the offices of_____________________________on such closing date. In the event that a minimum of 200,000 Units are not sold prior to _____________________ 19__ (90 days from the Effective Date) or the date 9O day thereafter if we have notified you of such extension1 you will be so notified, and you covenant and agree, in such event, that all subscriptions received by you (other than those subscriptions returned directly by the Escrow Agent) shall be returned without charge and without interest to the respective subscribers promptly upon receipt of notice from us. Delivery of certificates for Units. subscribed for by you and confirmed by us hereunder will take place at the closing or as soon thereafter as practicable. certificates delivered will be in customer's names where practicable and the balance in street name and. in denominations of 1,000 Units. Settlement for concessions payable will be made as promptly as practicable after delivery of certificates. In the event that you fail to make payment of an accepted subscription as above provided, we may, in addition to any other remedies provided by law, cancel such subscription by letter, telephone or telegraph notice to you.

         4. Offering. Selected Dealers may immediately offer Units for sale and take orders therefor, but only subject to confirmation. We, in turn, are prepared to receive subscriptions and orders, subject, as set forth above, to acceptance and allotment by us in whole or in part. Orders transmitted to us by telephone should be confirmed by you by letter or telegram.

         You agree to make a bona fide public offering of said Units, but you will not offer or sell any of such Units below the public offering price before the termination of this Agreement.

         You also agree to abide by all applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, and the Rules and Regulations under such Acts.

         You agree, upon our request, at any time or times prior to the termination of this Agreement to report to us as to the number of Units purchased by you pursuant to the provisions hereof which then remain unsold and sell to us, for our account, such portion of such unsold as we may designate, at the public offering price less an amount to be determined by us not in excess of the concession allowed to you.

         No expenses shall be charged to Selected Dealers; however, you shall pay any transfer tax on sales of the Units by you and you shall pay your proportionate share of any transfer tax or other tax in the event that any such tax shall from time to time be assessed against you and other Selected Dealers as a group or otherwise.

         You further agree not to sell any of the Units offered hereunder to any officer, director, controlling stockholder, partner, employee or agent of your organization, or member of the immediate family of any such person, except as permitted under the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and the interpretations thereof.

         5. Blue Sky. You agree to limit your offers and sales of the Units to the following state in which you are qualified to act as a broker or dealer in securities:

         6. Termination. This Agreement shall terminate o'90 days from the Effective Date unless the offering is extended for an additional 90 days or unless sooner terminated by us by notice to you for any reason.

         You understand that the offering is being made on a Shares or none best efforts basis, as to the minimum of 200,000 Units, by the Underwriter in accordance with the terms of the Underwriting Agreement and will be terminated in the event 200,000 Units are not sold in accordance with the terms thereof. In such event, none of the Unit-s- to be sold hereunder shall be issued or sold; and you agree that in such case you will promptly return all funds received by you and Which you may be holding on account of proposed purchases of the Units to the persons who tendered the same, without deduction. In the event of any termination, the Underwriter shall have no responsibility to you.

         Notwithstanding such termination, you may remain liable to the extent provided by law for your proportionate amount of any claim, demand or liability which may be asserted against you alone or against you together with other Selected Dealers and/or us, based upon the claim that the Selected Dealers or any of them and/or we constitute an association, an unincorporated business, or any other separate entity.

         7. Use of Prospectus. Neither you nor any other person is authorized by the Company or by us to give any information or make any representation other than those contained in the Prospectus in connection with the sale of the Units and, if given or made, such information or representation must not be relief upon as having been authorized by the company or us. You also agree to deliver a copy of the Prospectus to each prospective purchaser as required by the Securities Act and by the Rules and Regulations thereunder. Additional copies of the Prospectus will be supplied in reasonable quantity upon request.

         You are not authorized to act as our agent or as agent for the Company in offering the Units to the public or otherwise. Nothing contained herein or otherwise shall constitute Selected Dealers partners with us or with one another.

         8. Underwriter's Authority. We shall have authority to take such action as we deem advisable in respect of all matters pertaining to the Offering or arising hereunder. We and our agents shall be under no liability to you for or in respect of the authorization, issue, full payment, non-assessability or validity of the Shares or the component securities thereof; for or in respect of the form of, or the statements contained in or omitted from the Prospectus, the Underwriting Agreement, or other instruments executed by the Company or by others; for or in respect of the delivery of the Shares or the performance by the Company or by others of any agreement on its or their part; for or in respect of the qualifications of the Shares for sale under the laws of any jurisdiction; or for or in respect of any other matter connected with this Agreement, except agreements expressly assumed by us herein and for lack of good faith. No obligations not expressly assumed herein shall be implied; provided that nothing herein contained shall be deemed to deny, exclude or impair any liability imposed upon us or our agents as an underwriter by state or federal securities law.

         9. Applicable Securities Laws. By accepting this offer to become a Selected Dealer, you represent to the Underwriter that you are qualified under the Securities Exchange Act of 1934 and the Blue Sky laws of any State in which you offer the Shares, as a dealer or broker in securities, and that you are a member in good standing of the National Association of Securities Dealers1 Inc.; provided, however, that no NASD member may re-allow commission to any non-member broker-dealer. Alternatively, this offer may be accepted by a foreign dealer not eligible for membership in the NASD who agrees not to re-offer, resell or deliver the Shares in the United States or to persons to whom ~t has reason to believe are citizens or residents of the United States and, in making sales, to comply with NASD'S Interpretation with Respect to Free-Riding and Withholding and Sections 8, 24 and 36 of Articles III of the NASD's Rules of Fair Practice as if such foreign dealer were an NASD member and Section 25 of such Article III as it applies to a non-member broker or dealer in a foreign country.

         10. Communications. All communications from you to us should be addressed to ____________________________________. All communications from us and/or the Company to you shall be deemed to have been duly given if mailed, telegraphed or telephoned to you at the address to which this letter is mailed, unless written notification shall be received from you of a change in address.

         If you desire to become a Selected Dealer, please advise us immediately by signing and returning to us the form of acceptance attached hereto.


                                                          Very truly yours,


                                                  By _________________________

    DATED _______________________

Dear Sirs:

         We agree to become a Selected Dealer with respect to the offering of Units of Common Stock of Callfree Telecom Communications Corp. at the public offering price of $6.00 per Unit as outlined in this Agreement, and we acknowledge receipt of the Prospectus, dated _________________________ , 1999.

         We agree to subscribe on the terms set forth in this Agreement for _________________Units of Common Stock of Callfree Telecom Communications Corp. as described in the Prospectus, and to make payment for such securities within
(10) days of the date of the confirmation from you of our order, provided that funds received from our customers on subscription for Units shall be transmitted to the escrow account of American Securities Transfer & Trust, Inc. For the Benefit of Callfree Telecom Communications Corp. in accordance with Rule 15c2-4.

         We confirm that we are a member in good standing of the National Association of Securities Dealers, Inc., and we agree to abide by the "Rules of Fair Practice' of the National Association of Securities Dealers, Inc., and the interpretations thereof.



DATED: ______________                      __________________________________
                                              Signature of Selected Dealer


                                         Address: ___________________________

                                                  ___________________________
                                                  ___________________________

                                          Phone: ____________________________